Exhibit 99.1

Cabot Corp Reports Second Quarter Fiscal 2021 Results

Strong Diluted EPS of $1.30 and Record Adjusted EPS of $1.38

BOSTON--(BUSINESS WIRE)--May 3, 2021--Cabot Corporation (NYSE: CBT) today announced results for its second quarter of fiscal year 2021.

Key Highlights

  GAAP EPS of $1.30, compared to a loss of $0.01 in the prior fiscal year second quarter. Record Adjusted EPS of $1.38, compared to $0.77 in the prior fiscal year second quarter
  Second quarter EBIT in Reinforcement Materials increased 46% year over year to a record high of $89 million
  Performance Chemicals EBIT increased by $27 million compared to the second quarter of fiscal 2020 to $58 million, driven by 11% higher volumes
  Liquidity remains strong at approximately $1.3 billion; Debt to EBITDA ratio of 2.3 times as of March 31, 2021
(In millions, except per share amounts)	Three Months Ended		Six Months Ended
	3/31/21	3/31/20	3/31/21	3/31/20

Net sales	$842	$710	$1,588	$1,437
Net income (loss) attributable to Cabot Corporation	$75	$(1)	$135	$40

Net earnings (loss) per share attributable to Cabot Corporation	$1.30	$(0.01)	$2.36	$0.70
Less: Certain items after tax per share	$(0.08)	$(0.78)	$(0.20)	$(0.77)
Adjusted EPS	$1.38	$0.77	$2.56	$1.47

Commenting on the results for the second fiscal quarter of 2021, Cabot President and CEO Sean Keohane, said, “Building on the momentum we created in the prior quarter, the Cabot team delivered our second consecutive quarter of record adjusted EPS. Our global footprint and operational agility, combined with continued strong demand in our key end markets, resulted in year-over-year and sequential growth in our core businesses. Reinforcement Materials delivered a second consecutive quarter of record EBIT, driven by higher volumes and strong Asia pricing. Performance Chemicals results improved on a year-over-year basis due to stronger volumes in our key end markets and a favorable product mix driven by demand from automotive applications and our target growth initiatives.”

Keohane continued, “In addition, I am very pleased with the Cabot team’s efforts to support our customers through effective sourcing strategies and supply chain management, while facing a tightening of availability in global transportation. Operating cash flow was a source of $65 million despite higher raw material prices and a step up in growth-related working capital. Our balance sheet remains strong with approximately $1.3 billion of liquidity and a total debt to EBITDA ratio of 2.3x as of March 31, 2021.”

Financial Detail

For the second quarter of fiscal 2021, net income attributable to Cabot Corporation was $75 million ($1.30 per diluted common share). Net income reflects an after-tax per share charge from certain items of $0.08. Adjusted EPS for the second quarter of fiscal 2021 was $1.38 per share.

Segment Results

Reinforcement Materials – Second quarter fiscal 2021 EBIT in Reinforcement Materials increased by $28 million compared to the second quarter of fiscal 2020. The increase in EBIT was driven by significantly higher volumes across all regions and improved pricing in Asia. Higher volumes were driven by demand increases across all regions compared to the same quarter last year, which was impacted by COVID-19 shutdowns.

Global and regional volume changes for Reinforcement Materials for the second quarter of fiscal 2021 as compared to the same quarter of the prior year are set forth in the table below:

Second Quarter Year-over-Year Change
Changes in Global Reinforcement Materials Volumes	18%
Asia	30%
Europe, Middle East, Africa	10%
Americas	10%

Performance Chemicals – Second quarter fiscal 2021 EBIT in Performance Chemicals increased by $27 million compared to the second quarter of fiscal 2020, primarily due to higher volumes and improved product mix driven by higher sales into automotive applications and our target growth initiatives. Year-over-year, volumes increased by 10% in the Performance Additives business and 14% in the Formulated Solutions business driven by increases across all key product lines from higher demand levels and some level of customer inventory replenishment during the quarter.

Purification Solutions – Second quarter fiscal 2021 EBIT in Purification Solutions decreased by $1 million compared to the second quarter of fiscal 2020. The decrease in EBIT was largely due to reduced demand in mercury removal applications, partially offset by lower fixed costs resulting from the sale of our mine in Marshall, TX and the related long-term activated carbon supply agreement.

Cash Performance – The Company ended the second quarter of fiscal 2021 with a cash balance of $146 million. During the second quarter of fiscal 2021, cash flows from operating activities were a source of $65 million. Capital expenditures for the second quarter of fiscal 2021 were $40 million. Additional uses of cash during the second quarter included $20 million for the payment of dividends.

Taxes – During the second quarter of fiscal 2021, the Company recorded a tax provision of $34 million for an effective tax rate of 29%. The provision reflected a $3 million net charge from tax-related certain items. The operating tax rate was 28% for the second quarter of fiscal 2021, which decreased from 30% in the first quarter of fiscal 2021 due to changes in our projected geographic mix of earnings for fiscal 2021. We expect our operating tax rate for fiscal 2021 to be in the range of 27% to 29%.

Outlook
In summarizing the quarter and looking forward to the remainder of the year, Keohane said, “Our ability to deliver a second consecutive quarter of record adjusted EPS reflects the strength of our portfolio, the agility of our supply chain network and the value customers place on Cabot’s product offerings. We continue to execute on our strategy and target growth initiatives, and believe we are well positioned to deliver record adjusted earnings per share for the 2021 fiscal year. I am proud of the way the Cabot team is responding to the needs of our customers and the challenges brought on by the pandemic, and I believe that Cabot is emerging from the COVID crisis a stronger company.”

“Looking ahead to the second half of the fiscal year, we anticipate continued demand strength across our segments. We also expect some impact from the flow-through of higher raw material costs in Asia, moderating volumes into automotive applications due to the semi-conductor chip shortage and increased fixed costs due to the timing of scheduled maintenance activities. With these factors in mind, we expect adjusted earnings per share for the full fiscal year of 2021 to be in the range of $4.70 to $4.95.”

“Cabot has established tremendous momentum through the first half of fiscal 2021, which we intend to build on throughout the remainder of the fiscal year and in the years ahead. We are taking decisive actions to optimize our performance amid the current environment while we continue to invest in our ability to deliver growth in shareholder value over the longer-term,” concluded Keohane.

Earnings Call
The Company will host a conference call with industry analysts at 8:00 a.m. Eastern time on Tuesday, May 4, 2021. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements – This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including with respect to our expectations for our performance in fiscal year 2021, including our expectations for adjusted earnings per share and the strength of demand in the second half of fiscal 2021, the factors that we expect will impact our results of operations, our expected operating tax rate for fiscal 2021, and our positioning as we emerge from the COVID-19 pandemic, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, competition from other specialty chemical companies; volatility in the price of energy and raw materials; a significant adverse change in a customer relationship; safety, health and environmental requirements; unanticipated delays in site development projects; negative or uncertain worldwide or regional economic conditions and market opportunities, including from trade relations or global health matters; and fluctuations in foreign currency exchange and interest rates. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission (“SEC”), particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2020, filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures
To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principle (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS, Total Segment EBIT, Total Segment EBITDA, Adjusted EBITDA, our operating tax rate, Free Cash Flow and Discretionary Free Cash Flow, all of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP. Reconciliations of Adjusted EPS to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure, Total Segment EBIT, Total Segment EBITDA, and Adjusted EBITDA to income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies, the most directly comparable GAAP financial measure of each such non-GAAP measure, operating tax rate to effective tax rate, the most directly comparable GAAP financial measure and Free Cash Flow and Discretionary Free Cash Flow to Cash flow from operating activities, the most directly comparable GAAP financial measure, are provided in the tables titled “Cabot Corporation Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate” and “Cabot Corporation Reconciliation of Non-GAAP Financial Measures.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) attributable to Cabot Corporation items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we exclude from our calculations of Adjusted EPS but that are included in our GAAP net income (loss) per share, as applicable in a particular reporting period, include, but are not limited to, the following:

  Global restructuring activities, which include costs or benefits associated with cost reduction initiatives or plant closures and are primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Non-recurring gains (losses) on foreign currency, which are primarily related to the impact of continued currency devaluations on our net monetary assets denominated in that currency.
  Legal and environmental reserves and matters, which consist of costs or benefits for matters typically related to former businesses or that are otherwise incurred outside of the ordinary course of business.
  Executive transition costs, which include incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Asset impairment charges, which primarily include charges associated with an impairment of goodwill or other long-lived assets.
  Acquisition and integration-related charges, which include transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Gains (losses) on sale of investments, which primarily relate to the sale of investments accounted for under the cost-method.
  Inventory reserve adjustment, which generally result from an evaluation performed as part of an impairment analysis.
  Indirect tax settlement credits, which includes favorable settlements resulting in the recoveries of indirect taxes.
  Gains (losses) on sale of business.
  Employee benefit plan settlements, which consist of either charges or benefits associated with the termination of a pension plan or the transfer of a pension plan to a multi-employer plan.

Cabot does not provide an expected GAAP EPS range or reconciliation of the Adjusted EPS range with an expected GAAP EPS range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on GAAP EPS in future periods.

Total Segment EBIT. Total segment EBIT reflects the sum of EBIT from our three reportable segments. In calculating Total segment EBIT we exclude from our income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies, certain items and items that, because they are not controlled by the business segments and primarily benefit corporate objectives, are not allocated to our business segments, such as interest expense and other corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Total Segment EBITDA. Total Segment EBITDA is equal to Total Segment EBIT (as defined above), but further adjusted for depreciation and amortization.

Adjusted EBITDA. Adjusted EBITDA reflects Total Segment EBITDA and is further adjusted for unallocated corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Free Cash Flow. To calculate “Free Cash Flow” we deduct Additions to property, plant and equipment from cash flow from operating activities.

Discretionary Free Cash Flow. To calculate “Discretionary Free Cash Flow” we deduct sustaining and compliance capital expenditures and changes in Net Working Capital from cash flow from operating activities.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are included in the effective tax rate. Discrete tax items are comprised of (i) unusual or infrequent items, (ii) items related to uncertain tax positions, and (iii) other tax items, such as the impact from the timing of losses in certain jurisdictions and cumulative tax rate adjustments. The operating tax rate also excludes the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Cabot does not provide a forward-looking reconciliation of the operating tax rate range with an effective tax rate range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on the effective tax rate in future periods.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued expenses.

Second Quarter Earnings Announcement, Fiscal 2021

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2021	2020	2021	2020

Net sales and other operating revenues	$842	$710	$1,588	$1,437
Cost of sales	628	557	1,181	1,143
Gross profit	214	153	407	294
Selling and administrative expenses	71	114	132	178
Research and technical expenses	15	14	29	28
Specialty Fluids loss on sale and asset impairment charge	—	1	—	1
Income (loss) from operations	128	24	246	87
Other income (expense)
Interest and dividend income	2	3	4	6
Interest expense	(13)	(14)	(25)	(28)
Other income (expense)	1	(1)	(8)	(3)
Total other income (expense)	(10)	(12)	(29)	(25)
Income (loss) before income taxes and equity in
earnings of affiliated companies	118	12	217	62
(Provision) benefit for income taxes	(34)	(10)	(63)	(14)
Equity in earnings of affiliated companies, net of tax	1	1	1	1
Net income (loss)	85	3	155	49
Net income (loss) attributable to noncontrolling interests	10	4	20	9
Net income (loss) attributable to Cabot Corporation	$75	$(1)	$135	$40

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$1.30	$(0.01)	$2.36	$0.70

Diluted weighted average common shares outstanding	56.7	56.6	56.7	56.8

Second Quarter Earnings Announcement, Fiscal 2021

CABOT CORPORATION SUMMARY RESULTS BY SEGMENT

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2021	2020	2021	2020

Sales

Reinforcement Materials	$434	$355	$809	$734
Performance Chemicals	294	245	561	487
Performance Additives	203	168	387	338
Formulated Solutions	91	77	174	149
Purification Solutions	63	64	122	123
Segment sales	791	664	1,492	1,344
Unallocated and other (A)	51	46	96	93
Net sales and other operating revenues	$842	$710	$1,588	$1,437

Segment Earnings Before Interest and Taxes (B)
Reinforcement Materials	$89	$61	$177	$108
Performance Chemicals	58	31	112	72
Purification Solutions	2	3	—	1
Total Segment Earnings Before Interest and Taxes	149	95	289	181

Unallocated and Other
Interest expense	(13)	(14)	(25)	(28)
Certain items (C)	(1)	(56)	(12)	(67)
Unallocated corporate costs	(16)	(12)	(29)	(22)
General unallocated income (expense) (D)	—	—	(5)	(1)
Less: Equity in earnings of affiliated companies	1	1	1	1
Income (loss) before income taxes and equity in
earnings of affiliated companies	118	12	217	62
(Provision) benefit for income taxes (including tax certain items)	(34)	(10)	(63)	(14)
Equity in earnings of affiliated companies	1	1	1	1
Net income (loss)	85	3	155	49
Net income (loss) attributable to noncontrolling interests	10	4	20	9
Net income (loss) attributable to Cabot Corporation	$75	$(1)	$135	$40

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$1.30	$(0.01)	$2.36	$0.70

Adjusted earnings (loss) per share (E)	$1.38	$0.77	$2.56	$1.47

Diluted weighted average common shares outstanding	56.7	56.6	56.7	56.8

(A)

Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate, and discounting charges for certain Notes receivable.

(B)

Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(C)	Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.
(D)

General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, the impact of including the full operating results of a contractual joint venture in Purification Solutions Segment EBIT and unrealized holding gains (losses) for equity securities.

(E)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Second Quarter Earnings Announcement, Fiscal 2021

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

Dollars in millions (unaudited)	March 31, 2021	September 30, 2020

Current assets:
Cash and cash equivalents	$146	$151
Accounts and notes receivable, net of reserve for doubtful accounts of $4 and $2	578	418
Inventories:
Raw materials	123	82
Finished goods	264	225
Other	49	52
Total inventories	436	359
Prepaid expenses and other current assets	64	50
Total current assets	1,224	978

Property, plant and equipment, net	1,334	1,314

Goodwill	139	134
Equity affiliates	40	39
Intangible assets, net	103	103
Deferred income taxes	50	53
Other assets	157	160
Total assets	$3,047	$2,781

Second Quarter Earnings Announcement, Fiscal 2021

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

Dollars in millions, except share and per share amounts (unaudited)	March 31, 2021	September 30, 2020

Current liabilities:
Short-term borrowings	$44	$14
Accounts payable and accrued liabilities	562	488
Income taxes payable	33	20
Current portion of long-term debt	8	7
Total current liabilities	647	529

Long-term debt	1,087	1,094
Deferred income taxes	58	58
Other liabilities	308	286

Stockholders' equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	—	—
Common stock:
Authorized: 200,000,000 shares of $1 par value, Issued: 56,767,240 and 56,616,030 shares Outstanding: 56,622,455 and 56,466,638 shares	57	57

Less cost of 144,785 and 149,392 shares of common treasury stock	(4)	(4)
Additional paid-in capital	—	—
Retained earnings	1,094	989
Accumulated other comprehensive income (loss)	(336)	(351)
Total Cabot Corporation stockholders' equity	811	691
Noncontrolling interests	136	123
Total stockholders' equity	947	814
Total liabilities and stockholders' equity	$3,047	$2,781

Second Quarter Earnings Announcement, Fiscal 2021

CABOT CORPORATION QUARTERLY RESULTS BY SEGMENT

	Fiscal 2020					Fiscal 2021
Dollars in millions,
except per share amounts (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY	Dec. Q	Mar. Q	June Q	Sept. Q	FY

Sales
Reinforcement Materials	$379	$355	$197	$325	$1,256	$375	$434	$ ―	$ ―	$809
Performance Chemicals	242	245	220	226	933	267	294	—	—	561
Performance Additives	170	168	151	156	645	184	203	—	—	387
Formulated Solutions	72	77	69	70	288	83	91	—	—	174
Purification Solutions	59	64	63	67	253	59	63	—	—	122
Segment sales	680	664	480	618	2,442	701	791	—	—	1,492
Unallocated and other (A)	47	46	38	41	172	45	51	—	—	96

Net sales and other operating revenues	$727	$710	$518	$659	$2,614	$746	$842	$ ―	$ ―	$1,588

Segment Earnings Before Interest and Taxes (B)
Reinforcement Materials	$47	$61	$(5)	$59	$162	$88	$89	$ ―	$ ―	$177
Performance Chemicals	41	31	21	25	118	54	58	—	—	112
Purification Solutions	(2)	3	2	—	3	(2)	2	—	—	—
Total Segment Earnings Before Interest and Taxes	86	95	18	84	283	140	149	—	—	289
Unallocated and Other
Interest expense	(14)	(14)	(13)	(12)	(53)	(12)	(13)	—	—	(25)
Certain items (C)	(11)	(56)	(7)	(144)	(218)	(11)	(1)	—	—	(12)
Unallocated corporate costs	(10)	(12)	(10)	(9)	(41)	(13)	(16)	—	—	(29)
General unallocated income (expense) (D)	(1)	—	2	(2)	(1)	(5)	—	—	—	(5)
Less: Equity in earnings of affiliated companies	—	1	1	1	3	—	1	—	—	1

Income (loss) before income taxes and
equity in earnings of affiliated companies	50	12	(11)	(84)	(33)	99	118	—	—	217
(Provision) benefit for income taxes (including tax certain items)	(4)	(10)	5	(182)	(191)	(29)	(34)	—	—	(63)
Equity in earnings of affiliated companies	—	1	1	1	3	—	1	—	—	1
Net income (loss)	46	3	(5)	(265)	(221)	70	85	—	—	155
Net income (loss) attributable to noncontrolling interests	5	4	1	7	17	10	10	—	—	20
Net income (loss) attributable to Cabot Corporation	$41	$(1)	$(6)	$(272)	$(238)	$60	$75	$ ―	$ ―	$135

Diluted earnings (loss) per share of common stock
attributable to Cabot Corporation	$0.70	$(0.01)	$(0.12)	$(4.81)	$(4.21)	$1.06	$1.30	$—	$—	$2.36

Adjusted earnings (loss) per share (E)	$0.69	$0.77	$(0.07)	$0.68	$2.08	$1.18	$1.38	$—	$—	$2.56
Diluted weighted average common shares outstanding	57.0	56.6	56.5	56.5	56.6	56.6	56.7	—	—	56.7

(A)

Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable.

(B)

Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(C)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.
(D)

General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, the impact of including the full operating results of a contractual joint venture in Purification Solutions Segment EBIT and unrealized holding gains (losses) for equity securities.

(E)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Second Quarter Earnings Announcement, Fiscal 2021

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2021	2020	2021	2020

Cash Flows from Operating Activities:
Net income (loss)	$85	$3	$155	$49
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	38	39	77	78
Other non-cash charges, net	22	(12)	35	(17)
Cash dividends received from equity affiliates	1	—	1	1
Changes in assets and liabilities:
Changes in certain working capital items (A)	(80)	2	(179)	52
Changes in other assets and liabilities, net	(1)	(8)	(3)	(34)
Cash provided by (used in) operating activities	65	24	86	129

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(40)	(51)	(69)	(119)
Cash paid for acquisition of business	—	—	—	(8)
Other investing activities, net	3	2	3	1
Cash provided by (used in) investing activities	(37)	(49)	(66)	(126)

Cash Flows from Financing Activities:
Change in debt, net	30	94	14	114
Cash dividends paid to common stockholders .	(20)	(20)	(40)	(40)
Other financing activities, net	1	(20)	(1)	(64)
Cash provided by (used in) financing activities	11	54	(27)	10
Effect of exchange rates on cash	(36)	(25)	6	(5)
Increase (decrease) in cash, cash equivalents and restricted cash	3	4	(1)	8
Cash, cash equivalents and restricted cash at beginning of period	147	173	151	169
Cash, cash equivalents and restricted cash at end of period (B)	$150	$177	$150	$177

(A)	Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities.
(B)	Includes $4 million and $35 million of restricted cash at March 31, 2021 and 2020, respectively.

Second Quarter Earnings Announcement, Fiscal 2021

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2021	2020	2021	2020

Certain items before and after income taxes

Employee benefit plan settlement and other charges	$1	$(1)	$(5)	$(3)
Global restructuring activities	(1)	(5)	(4)	(13)
Acquisition and integration-related charges	(1)	(1)	(2)	(2)
Legal and environmental matters and reserves	—	(51)	—	(50)
Specialty Fluids loss on sale and asset impairment charges	—	(1)	—	(1)
Indirect tax settlement credits	—	3	—	3
Other certain items	—	—	(1)	(1)
Total certain items, pre-tax	(1)	(56)	(12)	(67)

Tax impact of certain items (A)	(4)	8	(2)	10
Certain items after tax (excluding discrete tax items)	(5)	(48)	(14)	(57)
Certain items after tax per share impact (excluding discrete tax items)	$(0.09)	$(0.85)	$(0.25)	$(1.01)

Discrete tax items	1	3	3	13
Discrete tax items per share impact	0.01	0.07	0.05	0.24
Total certain items after tax	$(4)	$(45)	$(11)	$(44)
Total certain items after tax per share impact	$(0.08)	$(0.78)	$(0.20)	$(0.77)

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended March 31	Three Months		Six Months
Dollars in millions, Pre-Tax (unaudited)	2021	2020	2021	2020

Statement of Operations Line Item (B)

Cost of sales	$(1)	$ ―	$(5)	$(3)
Selling and administrative expenses	—	(53)	(1)	(59)
Research and technical expenses	(1)	—	(1)	—
Other income (expense)	1	(2)	(5)	(4)
Specialty Fluids loss on sale and asset impairment charges	—	(1)	—	(1)
Total certain items, pre-tax	$(1)	$(56)	$(12)	$(67)

TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2021	2020	2021	2020

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes

(Provision) benefit for income taxes	$(34)	$(10)	$(63)	$(14)
Less: Tax impact of certain items	(4)	8	(2)	10
Less: Discrete tax items (C)	1	3	3	13
(Provision) benefit for income taxes, excluding certain items	$(31)	$(21)	$(64)	$(37)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2021	2020	2021	2020

Reconciliation of the effective tax rate to the operating tax rate (D)

(Provision) benefit for income taxes	$(34)	$(10)	$(63)	$(14)

Effective tax rate	29%	81%	29%	22%
Impact of discrete tax items (C)	—%	15%	1%	22%
Impact of certain items	(1)%	(67)%	(2)%	(15)%
Operating tax rate	28%	29%	28%	29%

TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2021 and FISCAL 2020
	Fiscal 2021 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2021
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.06	$1.30	$—	$—	$2.36
Less: Certain items after tax per share	(0.12)	(0.08)	—	—	(0.20)
Adjusted earnings (loss) per share	$1.18	$1.38	$—	$—	$2.56

	Fiscal 2020 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.70	$(0.01)	$(0.12)	$(4.81)	$(4.21)
Less: Certain items after tax per share	0.01	(0.78)	(0.05)	(5.49)	(6.29)
Adjusted earnings (loss) per share	$0.69	$0.77	$(0.07)	$0.68	$2.08

(A)

The tax impact of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.

(B)	This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.
(C)

Discrete tax items are comprised of (i) unusual or infrequent items, (ii) items related to uncertain tax positions, and (iii) other tax items, such as the impact from the timing of losses in certain jurisdictions and cumulative tax rate adjustments.

(D)	Our operating tax rate for fiscal 2021 is expected to be in the range of 27% to 29%.
(E)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

Second Quarter Earnings Announcement, Fiscal 2021

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal 2021 (A)
	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2021
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.06	$1.30		$—		$—	$2.36
Less: Certain items after tax per share	(0.12)	(0.08)		—		—	(0.20)
Adjusted earnings (loss) per share	$1.18	$1.38		$—		$—	$2.56

	Fiscal 2020 (A)
	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2020
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.70	$(0.01)		$(0.12)		$(4.81)	$(4.21)
Less: Certain items after tax per share	0.01	(0.78)		(0.05)		(5.49)	(6.29)
Adjusted earnings (loss) per share	$0.69	$0.77		$(0.07)		$0.68	$2.08

(A)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

Dollars in millions	Fiscal 2021
	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2021
Reconciliation of Total Segment EBIT, Total Segment EBITDA and Adjusted EBITDA to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation	$60	$75	$	―	$	―	$135
Net income (loss) attributable to noncontrolling interests	10	10		—		—	20
Equity in earnings of affiliated companies, net of tax	—	(1)		—		—	(1)
Provision (benefit) for income taxes	29	34		—		—	63
Income (loss) before income taxes and equity in earnings of affiliated companies	$99	$118	$	―	$	―	$217
Interest expense	12	13		—		—	25
Certain items	11	1		—		—	12
Unallocated corporate costs	13	16		—		—	29
General unallocated (income) expense	5	—		—		—	5
Less: Equity in earnings of affiliated companies	—	(1)		—		—	(1)
Total Segment EBIT	$140	$149	$	―	$	―	$289
Depreciation and amortization	39	38		—		—	77
Adjustments to depreciation (B)	—	2		—		—	2
Total Segment EBITDA	$179	$189	$	―	$	―	$368
Less: Unallocated corporate costs before corporate depreciation	13	16		—		—	29
Adjusted EBITDA	$166	$173	$	―	$	―	$339

(B)

Adjustments to depreciation includes the addition of the depreciation expense of a contractual joint venture in Purification Solutions less accelerated depreciation expense not allocated to a business.

Dollars in millions	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2021
Reinforcement Materials EBIT	$88	$89	$	―	$	―	$177
Reinforcement Materials Depreciation and amortization	17	18		—		—	35
Reinforcement Materials EBITDA	$105	$107	$	―	$	―	$212
Reinforcement Materials Sales	$375	$434	$	―	$	―	$809
Reinforcement Materials EBITDA Margin	28%	25%		—%		—%	26%

Dollars in millions	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2021
Performance Chemicals EBIT	$54	$58	$	―	$	―	$112
Performance Chemicals Depreciation and amortization	18	19		—		—	37
Performance Chemicals EBITDA	$72	$77	$	―	$	―	$149
Performance Chemicals Sales	$267	$294	$	―	$	―	$561
Performance Chemicals EBITDA Margin	27%	26%		—%		—%	27%

Dollars in millions	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2021
Purification Solutions EBIT	$(2)	$2	$	―	$	―	$ ―
Purification Solutions Depreciation and amortization	4	3		—		—	7
Purification Solutions EBITDA	$2	$5	$	―	$	―	$7
Purification Solutions Sales	$59	$63	$	―	$	―	$122
Purification Solutions EBITDA Margin	3%	8%		—%		—%	6%

Dollars in millions	Fiscal 2021
Reconciliation of Free Cash Flow and Discretionary Free Cash Flow to Cash Flow from Operating Activities	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2021
Cash flow from operating activities (C)	$21	$65	$	―	$	―	$86
Less: Additions to property, plant and equipment	29	40		—		—	69
Free cash flow	$(8)	$25	$	―	$	―	$17
Plus: Additions to property, plant and equipment	29	40		—		—	69
Less: Changes in net working capital (D)	(99)	(80)		—		—	(179)
Less: Sustaining and compliance capital expenditures	21	27					48
Discretionary free cash flow	$99	$118	$	―	$	―	$217

(C)	As provided in the Condensed Consolidated Statements of Cash Flows.
(D)	Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.